Exhibit(c)(2)

Presentation Materials Prepared for the Special Committee of the Board of Directors: Novel Denim Holdings Limited November 2004

Novel Denim Holdings LimitedExecutive Summary The Board of Directors of Novel Denim Holdings Limited has formed a Special Committee to evaluate certain actions which might reduce the number of shareholders of the Company below 300 and allowthe Company to terminate its SEC reporting obligations and NASDAQ listing. The Special Committee has requested that Benedetto, Gartland & Company, Inc. provide apreliminary valuation with respect to the company’s common shares in order to assist in the evaluation of these actions.Benedetto, Gartland & Company, Inc. has worked with management to understand the future financial prospects of the company: o “Past is not Prologue” - Based on our discussions and meetings withmanagement, we have valued the Company’s operations at the NDP plant in Shenzhen, China and certain corporate functions located primarily in Hong Kong as a “going concern”. Our analysesare pro forma for the disposition of all other assets including the liquidation of certain assets in South Africa as provided to us by management.Based on the analyses discussed below, we have estimated the value of the Company’s common share price at between $0.55 and $1.15.- 1 -

Novel Denim Holdings Limited Since the Initial Public Offering in 1997, the Company’s share price has been relatively volatile with a significant falloff in volume since 2001. Stock Price Performance since the IPO - 2 -

Novel Denim Holdings Limited In recent months, the Company’s share price has stabilized. Over the last 45 days, the Company’s daily closing share price has ranged from a high of a $1.07 to a low of $0.49 with an average price of $0.79. Volume has averaged 2,900 shares a day over the same time period. Stock Price Performance over last 12 Months- 3 -

Novel Denim Holdings Limited Over the last month, the vast majority of the volume in the shares has been below $0.90. Stock Price by Volume over last 30 days- 4 -

Novel Denim Holdings Limited Valuation Considerations Company financial projections are at the core of the valuation. As such, BGC has assumed they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments.BGC asked for, and the Company prepared, certain pro forma financial information to reflect the liquidation of the Company’s operations in South Africa in a manner consistent with what is considered by the Company, at present, to be the most likely scenario for the disposition of those assets.In calculating the Company’s indebtedness, BGC has included approximately $6.9 million (representing approximately $0.86 of value per common share) of capital lease obligations associated with facilities in South Africa. The Company will attempt to negotiate an early termination of these agreements, but no assurance nor reasonable estimates can be made at this time as to the specific terms or even if termination is possible. Thus, we have included the obligation as provided by management in our analysis.The Company has taken reserves associated with an investigation by the Hong Kong Inland Revenue Department associated with tax activities of certain of the Company’s subsidiaries in the Channel Islands and the British Virgin Islands. For the purposes of these analyses, we have assumed the reserves to be sufficient to cover any potential liability.- 5 -

Novel Denim Holdings Limited Summary Valuation MethodologiesValuationMehodologies
Publicly Traded Comparable Companies Analysis Precedencquisition Transaction Analysis Discounted Cash Flow — Perpetuity Growth Method Discounted Cash Flow — Terminal Multiple Method • “Public Market Valuation"• Value based on market trading multiples of comparable companies• All non-US listed companies• No control premium · “Private Market Valuation"• Value based on multiples paid for companies in sales transactions • All 5 in analysis have elements of distress · Control premium• “Fundamental” value of business · Present value of projected free cash flows• No control premium• “Fundamental” value of business• Present value ofprojectedfree cash flow• No control premium

Novel Denim Holdings Limited Management Projections Summary — Pro Forma for South Africa Liquidation (dollars in millions) NVLD Projected Sales & Processing Income $50.9 $55.0 $75 $45.2 $50 $25 $0 FY 2005 FY 2006FY 2007 Sales Growth — 12.4%8.1% NVLD Projected EBITDA (a) $5 $2.9 $2.8 $2.3 $0 FY 2005 FY 2006 FY 2007 EBITDA Margin 5.0% 5.7% 5.1% Note: Data is based on management projections dated October 15, 2004. (a) Excludes costs of public listing totaling approximately $0.9 million, $1.4 million and $1.4 million in fiscal years 2005, 2006 and 2007, respectively. Benedetto, Gartland & Company, Inc. -7-

Novel Denim Holdings Limited Management Projections Summary — Pro Forma for South Africa Liquidation (dollars in millions) NVLD Projected EBIT (a) $5 $1.7 $1.6 $0.9 $0 FY 2005 FY 2006 FY 2007 EBIT Margin 1.9% 3.4% 2.9% NVLD Projected Net Income (a) (b) $5 $0.7$0.5 ($0.2) $0 FY 2005 FY 2006 FY 2007 Net Income Margin NM 1.3% 1.0% Note: Data is based on management projections dated October 14, 2004. (a) Excludes costs of public listing totaling approximately $0.9 million, $1.4 million and $1.4 million in fiscal years 2005, 2006 and 2007, respectively. (b) Pro forma adjustments for public listing costs are tax effected at 15% rate. -8- Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited Management Projections Summary — Pro Forma Net Debt as of March 31, 2005 (dollars in millions) Pro Forma Net Debt Assumptions Management Projected Balance Sheet Items:3/31/2005 Short-term borrowings and bank overdrafts$12.5 Current portion of long term debts 2.3 Capital lease obligations (a)6.9 Long-term debt1.1 Total Debt$22.7 Cash and cash equivalents (4.8) Pre-Adjustments Projected Net Debt$17.9Adjustments for Discontinued Operations:Proceeds from sale of South African fixed assets (b)($6.8) Proceeds from disposition of South African working capital (b)(5.1) Other adjustments related to discontinued operations (c)0.3 Total Adjustments($11.6) Pro Forma Net Debt at 3/31/05$6.3 Note: Pro Forma assumes all transactions associated with discontinued operations are consummated as of March 31, 2005.(a) Capital lease obligations reflect obligations associated with certain facilities in South Africa. The Company will attempt to negotiate an early termination of the agreements. However, no assurances nor reasonable estimates can be made at this time as to the specific terms of such agreements or even if early termination is possible. As such, the obligation as currently booked is utilized in this analysis. (b) Management projects proceeds from sale of South African fixed assets and disposition of South African working capital will be received in fiscal year 2006. “Best” case scenario is utilized.(c) Other adjustments relate to the disposal of remaining fixed assets in Mauritius and the repayment of borrowings at NOMA projected to occur in fiscal year 2006. -9- Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Operating Statistics of Selected Comparable Companies

(dollars in millions)

Calendar Year 2004 Projected Sales


$1,000
$750
$500
$250
$0
$835.5
$392.9
$357.8
$305.5
$296.0
$286.1
$45.2
Fountain Set (a)
Nien Hsing Textile (b)
Arvind Mills Ltd.
Raymond Ltd.
Victory City
Alok Industries
Novel Denim (c)

Calendar Year 2004 Projected EBITDA Margin


30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
23.1%
19.8%
17.2%
14.9%
13.4%
9.5%
5.0%
Arvind Mills Ltd.
Alok Industries
Nien Hsing Textile (b)
Victory City
Raymond Ltd.
Fountain Set (a)
Novel Denim (c)

Note: In order to make comparisons meaningful between companies with differing fiscal year ends, data is organized by calendar year. For companies whose fiscal year does not end on December 31, data from most relevant time period is utilized (e.g., Novel Denim's fiscal year ended March 31, 2005 is categorized as calendar year 2004). In the analysis above, only the companies noted below have fiscal years that do not end on March 31.

(a) Data for Fountain Set reflects fiscal year ended August 30, 2004.

(b) Data for Nien Hsing reflects fiscal year ended December 31, 2004.

(c) Data for Novel Denim reflects only NDP operations and certain corporate costs primarily associated with Hong Kong headquarters.

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Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Operating Statistics of Selected Comparable Companies

(dollars in millions)

Calendar Year 2005 Projected Sales



$1,000
$750
$500
$250
$0
$960.2
$466.2
$407.7
$368.3
$361.3
$347.4
$50.9
Fountain Set (a)
Nien Hsing Textile (b)
Arvind Mills Ltd.
Victory City
Raymond Ltd.
Alok Industries
Novel Denim (c)

Calendar Year 2005 Projected EBITDA Margin



30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
26.1%
19.5%
17.4%
15.5%
14.4%
10.5%
5.7%
Arvind Mills Ltd.
Alok Industries
Raymond Ltd.
Nien Hsing Textile (b)
Victory City
Fountain Set (a)
Novel Denim (c)

Note: In order to make comparisons meaningful between companies with differing fiscal year ends, data is organized by calendar year. For companies whose fiscal year does not end on December 31, data from most relevant time period is utilized (e.g., Novel Denim's fiscal year ended March 31, 2006 is categorized as calendar year 2005). In the analysis above, only the companies noted below have fiscal years that do not end on March 31.

(a) Data for Fountain Set reflects fiscal year ended August 30, 2005.

(b) Data for Nien Hsing reflects fiscal year ended December 31, 2005.

(c) Data for Novel Denim reflects only NDP operations and certain corporate costs primarily associated with Hong Kong headquarters.

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Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Valuation Based Upon Publicly Traded Comparable Companies

(dollars in millions, except per share data)

Trading Multiples of Selected Comparable Companies

				Stock Price as a Multiple of			Enterprise Value as a Multiple of:					
							Revenue			EBITDA		
Company	**Stock Price 17-Nov-04**	**Market Value**	**Enterprise Value (1)**	**CY 2003 EPS**	**CY 2004 EPS (2)**	**CY 2005 EPS (2)**	**CY 2003**	**CY 2004 (2)**	**CY 2005 (2)**	**CY 2003**	**CY 2004 (2)**	**CY 2005 (2)**
Fountain Set	HKD 5.90	$602	$869	13.1x	14.8x	10.5x	1.22x	1.04x	0.90x	10.2x	10.9x	8.7x
Nien Hsing Textile	NTD 31.80	$564	$582	9.7x	9.9x	9.7x	1.64x	1.48x	1.25x	9.5x	8.6x	8.1x
Raymond Ltd.	RS 285.95	$384	$373	12.7x	14.9x	9.4x	1.35x	1.22x	1.03x	12.0x	9.1x	5.9x
Arvind Mills Ltd.	RS 88.80	$379	$676	16.1x	19.3x	12.1x	2.15x *	1.89x	1.66x	8.4x	8.2x	6.4x
Black Peony	RMB 10.10	$356	$356	28.1x	NA	NA	3.59x *	NA	NA	16.8x	NA	NA
Victory City	HKD 3.18	$214	$270	10.6x	7.6x	5.8x	1.30x	0.91x	0.73x	9.3x	6.1x	5.1x
Bombay Dyeing & Manufacturing	RS 190.45	$162	$174	13.7x	NA	NA	0.88x	NA	NA	13.5x	NA	NA
Jiangsu Sanfangxiang Industry	RMB 8.33	$160	$166	30.9x	NA	NA	1.75x	NA	NA	13.9x	NA	NA
HuaFang Company	RMB 4.16	$123	$130	416.0x *	NA	NA	0.84x	NA	NA	18.5x	NA	NA
Alok Industries	RS 62.60	$120	$265	7.9x	8.6x	7.0x	1.13x	0.92x	0.76x	6.1x	4.7x	3.9x
	High (3)			30.9x	19.3x	12.1x	1.75x	1.89x	1.66x	18.5x	10.9x	8.7x
	Mean (3)			15.9x	12.5x	9.1x	1.26x	1.24x	1.06x	11.8x	7.9x	6.3x
	Median (3)			13.1x	12.3x	9.5x	1.26x	1.13x	0.97x	11.1x	8.4x	6.1x
	Low (3)			7.9x	7.6x	5.8x	0.84x	0.91x	0.73x	6.1x	4.7x	3.9x
Novel Denim Holdings	**$0.80**	**$6**	**$13**	**NM (4)**	**NM**	**9.8x**	**NM (4)**	**0.28x**	**0.25x**	**NM**	**5.6x**	**4.4x**

Note: In order to make comparisons meaningful between companies with differing fiscal year ends, data is organized by calendar year. For companies whose fiscal year does not end on December 31, data from most relevant time period is utilized (e.g., Novel Denim's fiscal year ended March 31, 2005 would fall under the CY 2004 heading).

(1) Enterprise Value = Market Value + Preferred Equity + Short and Long Term Debt + Minority Interest - Cash and Cash Equivalents.

(2) Projected data derived from Wall Street Research Reports and Reuters estimates - may include certain BGC assumptions.

*(3) Excludes multiples which are not meaningful, negative, or denoted with an *.*

(4) CY 2003 data for NVLD deemed not meaningful due to significant changes in operations.

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Benedetto, Gartland & Company Inc.

Novel Denim Holdings Limited

Valuation Based Upon Publicly Traded Comparable Companies

(dollars in millions, except per share data)

Implied Valuation of NVLD Based Upon Selected Publicly Traded Comparable Companies						
Relevant Metric	NVLD Result	Valuation Multiple Reference Range	Implied Enterprise Value	Less: Net Debt	Implied Equity Value	Implied Share Price (1)
FY 05/CY 04 Revenue	$45.2	0.30x - 0.50x	$13.6 - $22.6	$6.3	$7.2 - $16.3	$0.90 - $2.03
FY 05/CY 04 EBITDA	$2.3	5.0x - 8.0x	$11.4 - $18.3	$6.3	$5.1 - $11.9	$0.63 - $1.49
FY 06/CY 05 Revenue	$50.9	0.25x - 0.45x	$12.7 - $22.9	$6.3	$6.4 - $16.6	$0.80 - $2.06
FY 06/CY 05 EBITDA	$2.9	4.0x - 6.0x	$11.5 - $17.3	$6.3	$5.2 - $10.9	$0.65 - $1.36
FY 06/CY 05 EPS	$0.08	6.0x - 10.0x				$0.49 - $0.82
			Relevant Range			$0.65 - $1.40

(1) Based on 8.028 million shares outstanding.

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Novel Denim Holdings LimitedM & A Transaction Analysis (Dollars in millions, except per share data) Selected Acquisition ComparablesTransaction Value to TransactionRevenueEBITDADate Target Acquiror Value LTM Proj. (1) LTM Proj. (1)11/08/04Galey & LordPatriarch Partners$154.0 (2) 0.33x 0.31x 5.1x 3.3x 04/02/04Guilford MillsCerberus Capital Mgmt.$110.0 0.63x NA 5.7x NA 02/10/04Cone Mills Corporation WL Ross & Co.$90.0 (3) 0.25x NA 4.1x NM 08/28/03Burlington IndustriesWL Ross & Co.$614.0 (4) 0.76x 0.67x 9.4x 5.7x 04/30/02Fruit of the LoomBerkshire Hathaway$835.0 (5) 0.63x 0.65x 4.5x 4.1xHigh0.76x 0.67x 9.4x 5.7x Mean0.52x 0.54x 5.8x 4.3x Median0.63x 0.65x 5.1x 4.1x Low0.25x 0.31x 4.1x 3.3xHypothetical Acquisition TransactionLess:Relevant NVLDValuation MultipleImpliedNetImpliedImplied MetricFinancial ResultsReference RangeEnterprise ValueDebtEquity ValueShare Price (6) FY 05/CY 04 Revenue$45.200.25x — 0.50x1 $11.3 - $22.6$6.3$5.0 — $16.3$0.62 — $2.03 FY 05/CY 04 EBITDA$2.344.0x — 6.0x6 $9.1 — $13.7$6.3$2.8 - $7.4$0.35 — $0.92 FY 06/CY 05 Revenue$50.900.25x — 0.40x0 $12.7 — $20.3$6.3$6.4 — $14.0$0.80 - $1.75 FY 06/CY 05 EBITDA$2.933.0x — 4.0x4 $8.6 — $11.5$6.3$2.3 — $5.2$0.29 -$0.653Relevant Range$0.50 — $1.30Note: Italics indicates deal done under the auspices of Chapter 11 proceedings or soon after emergence.Sources: SEC Filings, Securities Data Corporation and Industry/Financial periodicals. (1) Projected information, when available, reflects data for first fiscal year subsequent to theconsummation of the relevant transaction. (2) Patriarch Partners purchased Galey and Lord in connection with its Chapter 11 reorganization.(3) WL Ross purchased Cone Mills through a 363 sale in connection with the company’s Chapter 11 proceedings. (4) WL Ross purchased Burlington in connection with its Chapter 11reorganization. (5) Berkshire Hathaway purchased the FOTL apparel business in connection with its Chapter 11reorganization. (6) Based on 8.028 million shares outstanding.-14- Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Discounted Cash Flow Analysis - Perpetuity Growth Method

(dollars in millions, except per share data)

			Projected Fiscal Year Ended March 31, (a)		
			2005	2006	2007
Net Sales			$45.2	$50.9	$55.0
EBITDA			2.3	2.9	2.8
Less: Depreciation and Amortization			(1.4)	(1.2)	(1.2)
EBIT			0.9	1.7	1.6
Less: Taxes @	15.0%	(b)	(0.1)	(0.3)	(0.2)
Tax-effected EBIT			0.7	1.5	1.3
Plus: Depreciation			1.4	1.2	1.2
Changes in Working Capital (c)			(3.0)	(0.6)	(1.6)
Less: Capital Expenditures			(1.4)	(1.0)	(1.0)
Free Cash Flow			($2.2)	$1.0	($0.0)

	A	+	B			=	C		
Discount Rate	Discounted Cash Flows (d) (2005-2007)		Pre-tax PV of Terminal Value at a Perpetual Growth Rate of (d) (e) 4.5%	5.5%	6.5%		Enterprise Value 4.5%	5.5%	6.5%
13.0%	($1.2)		$14.0	$16.1	$18.7		$12.8	$14.8	$17.5
14.0%	(1.2)		12.3	13.9	15.9		11.0	12.6	14.6
15.0%	(1.2)		10.9	12.1	13.7		9.6	10.9	12.5
16.0%	(1.2)		9.7	10.8	12.0		8.5	9.5	10.7

	-	D	=	E					
Discount Rate		Net Debt		Total Equity Value 4.5%	5.5%	6.5%	Implied Price per Share (f) 4.5%	5.5%	6.5%
13.0%		$6.3		$6.5	$8.5	$11.1	$0.81	$1.06	$1.39
14.0%		6.3		4.7	6.3	8.3	0.59	0.78	1.03
15.0%		6.3		3.3	4.6	6.1	0.41	0.57	0.76
16.0%		6.3		2.1	3.2	4.4	0.27	0.39	0.55

(a) Projections based on management estimates.
(b) Assumes income is taxed at NDP's tax rate of 15%.
(c) Represents changes in working capital for continuing operations only (NDP and corporate).
(d) Present values calculated as of September 30, 2004. Perpetual growth rate based on historical and projected sales growth rates.
(e) Discounted 2.5 years; based on 2007 Free Cash Flow (excl. working capital changes) of $1.6 million.
(f) Based on 8.028 million shares outstanding.

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Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Discounted Cash Flow Analysis - Terminal Multiple Method

(dollars in millions)

		Projected Fiscal Year Ended March 31, (a)		
		2005	2006	2007
Net Sales		$45.2	$50.9	$55.0
EBITDA		2.3	2.9	2.8
Less: Depreciation and Amortization		(1.4)	(1.2)	(1.2)
EBIT		0.9	1.7	1.6
Less: Taxes @	15.0% (b)	(0.1)	(0.3)	(0.2)
Tax-effected EBIT		0.7	1.5	1.3
Plus: Depreciation		1.4	1.2	1.2
Changes in Working Capital (c)		(3.0)	(0.6)	(1.6)
Less: Capital Expenditures		(1.4)	(1.0)	(1.0)
Free Cash Flow		($2.2)	$1.0	($0.0)

	A	+	B		-	C		
Discount Rate	Discounted Cash Flows (d) (2005-2007)	Pre-tax PV of Terminal Value as a Multiple of 2007 EBITDA (d)(e) 6.0x	7.0x	8.0x		Enterprise Value 6.0x	7.0x	8.0x
13.0%	($1.2)	$12.3	$14.4	$16.4		$11.1	$13.1	$15.2
14.0%	(1.2)	12.1	14.1	16.1		10.8	12.8	14.8
15.0%	(1.2)	11.8	13.8	15.7		10.6	12.5	14.5
16.0%	(1.2)	11.5	13.5	15.4		10.3	12.2	14.1

	- D	=	F					
Discount Rate	Net Debt		Total Equity Value 6.0x	7.0x	8.0x	Implied Price per Share (f) 6.0x	7.0x	8.0x
13.0%	$6.3		$4.8	$6.8	$8.9	$0.59	$0.85	$1.10
14.0%	6.3		4.5	6.5	8.5	0.56	0.81	1.06
15.0%	6.3		4.2	6.2	8.2	0.53	0.77	1.02
16.0%	6.3		4.0	5.9	7.8	0.49	0.73	0.97

(a) Projections based on management estimates.
(b) Assumes income is taxed at NDP's tax rate of 15%.
(c) Represents changes in working capital for continuing operations only (NDP and corporate).
(d) Present values calculated as of September 30, 2004. Enterprise Value/EBITDA terminal multiples based on current public market trading levels.
(e) Discounted 2.5 years; based on 2007 Free Cash Flow (excl. working capital changes) of $1.6 million.
(f) Based on 8.028 million shares outstanding.

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Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited Summary Equity Valuation (dollars in millions) Range of Equity Share Price Valuation by Methodology $3.00 Equity Share Price Valuation Range $0.55-$1.15 $1.40$1.30 $0.95 $1.05 $0.65$0.55 $0.50 $0.50 $0.00 PublicPrecedent DCF — PerpetuityDCF- Terminal ComparablesAcquisitionsGrowth Multiple -17- Benedetto, Gartland & Company, Inc.